UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 28, 2006

Enesco Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Illinois	001-09267	04-1864170
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

225 Windsor Drive, Itasca, Illinois		60143
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	630-875-5300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2006, Enesco Group, Inc. ("Enesco") entered into and closed on an agreement (the "Agreement") to sell its Dartington Crystal operation ("Dartington"), which was owned by Enesco’s wholly-owned subsidiary in the United Kingdom, Enesco Limited. The current management of Dartington has agreed to purchase certain of Dartington’s assets, including the computer system and software, customer and supplier contracts, machinery and equipment, goodwill, leasehold properties, licenses, intellectual property rights and inventory. Enesco Limited has retained the cash, factory building, and receivables and payables of Dartington. The Dartington employees, including their accumulated rights and benefits, have transferred with the business to the new owners. The Dartington factory in Torrington, England owned by Enesco Limited is being leased to the purchaser. The total consideration payable in cash for the sale is dependent upon the yet to be finalized value of inventory at the date of closing, but is estimated to be approximately $2.4 million, of which $0.5 million was received at closing and the balance of which is due in installments between May and December 2006.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release, dated May 1, 2006, regarding Enesco’s divestiture of Dartington Crystal.

99.2 Business Purchase Agreement, dated April 28, 2006, between Enesco Limited and Dartington Crystal (Torrington) Limited.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enesco Group, Inc.

May 2, 2006	By:	/s/ Cynthia Passmore

Name: Cynthia Passmore
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated May 1, 2006, regarding Enesco's divestiture of Dartington Crystal.
99.2	Business Purchase Agreement, dated April 28, 2006, between Enesco Limited and Dartington Crystal (Torrington) Limited.